EXHIBIT 10.35

ASSIGNMENT AND ASSUMPTION OF LEASE

            THIS ASSIGNMENT AND ASSUMPTION OF LEASE ("Assignment") is executed effective as of November 7, 2003 (the "Effective Date"), by and between The Duncan Group, Inc., an Indiana corporation, d/b/a Frontline Physicians Exchange and Frontline Communications (the "Assignor"), and Medix Resources, Inc., a Colorado corporation, (the "Assignee").

WITNESSETH:

         WHEREAS, Assignor, as lessee, and GPI Office Properties I, L.P. as lessor,  made and entered into a certain Agreement of Lease dated December 3, 1996, as amended by a First Amendment to Lease dated July 24, 2000, a Second Amendment to Lease dated August 22, 2000, a Third Amendment to Lease dated December 13, 2002, a Fourth Amendment to Lease dated August 26, 2003, and a Fifth Amendment to Lease of even date herewith (collectively, the "Lease"), for Suite 350 containing approximately 4,342 rentable square feet in the office building located at 9302 North Meridian Street, Indianapolis, Indiana 46260 (the "Premises");

            WHEREAS, Assignor desires to assign the Lease to Assignee;

            WHEREAS, Assignee desires to assume the Lease from Assignor;

            WHEREAS, the Lease provides, among other things, that the Lease shall not be assigned without the Lessor's consent in writing;

            WHEREAS, pursuant to the Lease, Assignor has an option to terminate the Lease.

            NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

             1.              As of the Effective Date, Assignor assigns to Assignee, its successors and assigns, all of its right, title and interest in to and under the Lease.

             2.              Assignor covenants, warrants and represents that: (a) the Lease is in full force and effect; (b) Assignor has performed all of its obligations under the Lease up to the Effective Date; (c) Assignor is authorized to execute this Assignment and Assumption of Lease; and (d) except as set forth herein, the Lease has not been terminated or otherwise modified, supplemented or amended.

             3.              Assignor hereby surrenders and assigns to Assignee, and Assignee hereby accepts the surrender and assignment from Assignor of, all of Assignor's right, title and interest in, to and under the Lease. Assignor covenants, warrants and represents that a true, accurate, and complete copy of  the Lease is attached as Exhibit "A".

             4.              Assignee hereby assumes and agrees, as of the Effective Date, to be bound by and pay and perform all of the obligations, terms, covenants and conditions that, pursuant to the Lease, are to be observed, kept and/or performed by the Assignor from and after the Effective Date.

             5.              Upon the Effective Date, Assignor shall be released and discharged from its obligations under the Lease arising after the Effective Date.  Assignor will continue to be responsible for the obligations attributable to any period of the Lease on or prior to the Effective Date (including without limitation the payment of rent) and any obligations of Assignor under the Lease which survive expiration or termination of the Lease.  Assignor expressly releases Lessor, its officers, directors, agents, employees, successors, insurers, and assigns from any claim or liability of any kind, known or unknown, arising out of Assignor's relationship with Lessor, the Lease, or the time period while Assignor occupied the Premises.

             6.              This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.

             7.              Notwithstanding anything to the contrary contained in the Lease, the Premises are to be used by Assignee for general office purposes, including (but not limited to) the operation of a 24-hour telephone answering, messaging and virtual office services and for other related purposes.  It is acknowledged that, as a part of its business, Assignee may store supplies, equipment and inventory utilized in the operation of its business.

             8.              If any action, suit or proceeding is brought by a party hereto against the other party hereto by reason of any breach of any of the covenants, conditions, agreements or provisions arising out of this Agreement, then the prevailing party will be entitled to have and recover from the other party all costs and expenses of the action, suit or proceeding, including reasonable attorneys' fees and costs.

             10.            This Agreement, excluding Lessor's consent, is to be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law. The parties hereto acknowledge that the Lease, and Lessor's consent to this Assignment and Assumption of Lease, are governed by Indiana law.

             11.            Assignor will at any time, and from time to time and without further consideration upon written request therefor, execute and deliver to Assignee such documents as Assignee may reasonably request in order to fully assign and transfer to and vest in Assignee and to protect the right, title and interest of Assignee in, to and under the Lease and the rights of Assignor intended to be transferred and assigned hereby or to enable Assignee to realize upon or otherwise enjoy such rights in, to and under the Lease unless specifically excepted as herein provided.

             12.            Assignor will indemnify, defend and hold harmless Assignee, Assignee's agents and their respective successors and assigns from and against any and all claims, losses, liabilities and expenses, including actual attorneys' fees, suffered or incurred by Assignee by reason of any breach by Assignor, prior to the Transfer Date, of any of Assignor's obligations under the Lease.

             13.            Assignee will indemnify, defend and hold harmless Assignor, Assignor's agents and their respective successors and assigns from and against any and all claims, losses, liabilities and expenses, including actual attorneys' fees and costs, suffered or incurred by Assignor by reason of any breach by Assignee, from and after the Transfer Date, of any of Assignee's obligations under the Lease.

             14.            Except as specifically amended by this Agreement, the Lease shall remain in full force and effect and is hereby confirmed and ratified in all respects.

             15.            This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which, together, shall constitute one document.

            IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption of Lease as of the date first written.

ASSIGNOR:	ASSIGNEE:

The Duncan Group, Inc.	Medix Resources, Inc.

By: _/s/ M. David Duncan________	By:_/s/ Andrew Brown_______________
Printed: M. David Duncan	Printed: Andrew Brown
Its: Chief Executive Officer	Its: President

CONSENT AND RELEASE OF LESSOR

         Lessor consents to the aforesaid Assignment and Assumption of Lease by Assignor to Assignee. Lessor agrees that from and after the Effective Date, Lessor will recognize the Assignee as the Lessee under the Lease for all purposes.  Landlord agrees that all notices to be sent to the Lessee under the Lease shall be sent to Assignee as follows:

Medix Resources, Inc.

Suite 1830

420 Lexington Avenue

New York, New York 10170

Attention:  Andrew Brown

with a copy to the Premises.

         In consideration for the Lessor's consent, Lessor and Assignor have executed a Fifth Amendment to Lease, dated with an even date herewith, in which Assignor's option to terminate the Lease is deleted. Lessor acknowledges that no additional rent is due from Assignor under the Lease in consideration for Lessor's consent.  No further assignment of the Lease shall hereafter be made without the prior written consent of the Lessor.

            Upon the Effective Date, Lessor releases and discharges Assignor from its obligations under the Lease arising after the Effective Date.  Assignor will continue to be responsible for the obligations attributable to any period of the Lease on or prior to the Effective Date (including without limitation the payment of rent) and any obligations of Assignor under the Lease which survive expiration or termination of the Lease.

                                                                                    LESSOR:

GPI Office Properties, L.P. by its general  partner, Gibraltar Properties, Inc.

                                                                                    By: /s/  Harry F. Todd__________________

                                                                                                Harry F. Todd, Secretary